Exhibit 99.1

NEWS RELEASE Atlanta, GA Aug. 4, 2010 Contact: Investor Relations Phone: (770) 729-6512 E-mail: investor.relations@ems-t.com www.ems-t.com
EMS Technologies Announces Strong Second Quarter Profits
ATLANTA – Aug. 4, 2010 – EMS Technologies, Inc. (NASDAQ: ELMG) today announced a significant jump in profits in the second quarter of 2010 over the first quarter. Each of the Company’s business segments had higher profitability and contributed to the Company’s performance.
Net earnings for the second quarter were $4.2 million, or $0.28 per share, on a non-GAAP reporting basis, excluding acquisition-related items as described below in this release, on revenues of $88.5 million. These results compared very favorably with the first quarter, when net earnings were $1.0 million, or $.07 per share, also on a non-GAAP reporting basis, on revenues of $82.9 million. Adjusted EBITDA (excluding acquisition-related items) was $11.1 million in the second quarter of 2010, compared with $7.3 million in the first quarter.
“EMS’s improved overall profitability during the second quarter was the result of strong execution and an ongoing plan of cost reductions throughout the Company. We had healthy order intake from the military aviation and global tracking markets, and we were encouraged by promising activity in our auto-identification-and-data-capture (“AIDC”) markets, where several major customers in North America have initiated significant new logistics projects,” stated Neil Mackay, president and CEO, EMS Technologies. “I am very proud of the people of EMS, delivering such outstanding results and overcoming the effects of unfavorable foreign currency exchange rates on our international markets and operations, as well as the current slow activity in commercial aviation connectivity. And I am very pleased with the growing level of coordination between our business units – our people are increasingly working together across business boundaries to identify new market opportunities and new business solutions.”
Second quarter 2010 net earnings on a GAAP basis were $3.9 million or $0.25 per share, on revenues of $88.5 million, as compared with second quarter 2009 GAAP net earnings of $3.2 million, or $0.21 per share, on revenues of $96.9 million. The comparison between 2010 and 2009 reflects several factors, including improving profitability at LXE in 2010 and lower costs in 2010 related to accounting for acquisitions that were completed in the first half of 2009, the effects of which were offset by a slowdown in aviation markets that began in the second half of 2009 and completion of a major defense contract also in the second half of 2009.
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NEWS RELEASE (Continued) Atlanta, GA Aug. 4, 2010
Record Shipments of LXE Terminals, Recovery in Americas Market
The Company’s LXE business had its best sales quarter since 2008, with $36.4 million in revenues, up 19% from the first quarter and 22% higher than the second quarter a year ago. The Company shipped more mobile computers in the second quarter of 2010 than any other quarter in its history. This revenue improvement was mainly due to a resurgent North American market. International revenues also increased but at a lower rate, as revenues and gross margins were pressured by a weaker Euro.
The Company received key orders from the automotive, parts distribution and consumer products industries. Sales through a growing network of resellers also increased, as the Company continues its strategic efforts to expand revenues through more cost-efficient indirect channels to market.
The second quarter results also reflected the benefit of the Company’s ongoing plan to improve the LXE segment’s cost structure and processes. These improved processes are not only lowering costs, but they are expected to speed time-to-market for new products that are being developed, including an innovative new mobile computer to be introduced early in the second half of 2010.
Mackay added, “LXE has historically focused on data communications and asset monitoring over local area networks in bounded environments, like warehouses. But we believe our new mobile computers, which can use wide-area-network radio technologies such as CDMA or GSM, will open up new opportunities outside the warehouse (such as in field force automation) and will complement our solution offerings in global tracking, aviation and defense.”
Global Tracking Increases Its Security Sector Business and Related Airtime Revenues
EMS’s Global Tracking business, which uses satellite technology to track high-value assets, continued to expand its presence in the security sector and reported total revenues of $10.5 million in the second quarter. Adjusted EBITDA for the period was $1.8 million, or 17% of revenues. These results not only reflected success in the Company’s newer global tracking initiatives, but also higher revenues from its legacy international search-and-rescue market, where EMS has been a leader for two decades.
This segment’s revenue growth is resulting in an increasing base of active terminals (now over 100,000) in use, and average monthly airtime usage per terminal – especially in security sector applications – is also increasing. In the second quarter, recurring airtime billings comprised over 40% of the segment’s revenues, providing a profitable, growing base on which to build this business.
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NEWS RELEASE (Continued) Atlanta, GA Aug. 4, 2010
Global Tracking also achieved a new product milestone in the second quarter, completing customer beta trials and receiving the first 1,000-unit order for the new Osprey Personal Tracker. The Osprey Personal Tracker is a secure two-way messaging and tracking solution designed to address the growing demand for tracking people and high-value assets in isolated or dangerous environments.
Continued Demand for Military SwiftBroadband Boosts Aviation Results
Aviation revenues for the period were $25.3 million, slightly lower than the first quarter of 2010 and $8.1 million lower than the second quarter of 2009. Sales of aviation products reflect the current slow activity in commercial aviation markets, which has pushed back the rate of implementation of satellite connectivity for business jets and air-to-ground connectivity for the airlines.
The trends in long-term indicators for aviation markets, such as corporate profits and flying hours, are encouraging. But to help us cope with current economic conditions, we will continue our ongoing plan of cost reductions and efficiency improvements, which contributed to higher operating income and Adjusted EBITDA in the second quarter of 2010 compared with first quarter, even though revenues were slightly lower for the second quarter.
Shipment of new military orders was another positive development for EMS Aviation. At least one-third of Aviation’s orders in the quarter related to intelligence, surveillance and reconnaissance applications, underscoring EMS’s market strength in this strategic area.
Defense & Space Operating Profit Hits 10 Percent; Effective Execution and Cost Control
The Defense & Space business executed effectively on programs and controlled costs well in the second quarter. As a result, this segment’s profitability increased in the second quarter, with operating profit at 10% of net sales and Adjusted EBITDA at 16% of net sales, both of which were higher than the results for the first quarter of 2010 and the second quarter of the preceding year. Meeting milestone schedules and making on-time deliveries were performance markers of success for the second quarter.
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NEWS RELEASE (Continued) Atlanta, GA Aug. 4, 2010
The D&S backlog declined slightly and ended the second quarter at $85 million. However, management believes that the backlog could show an increase in the second half of 2010, based on an active pipeline of significant opportunities. In particular, the Company is pursuing significant supplier roles in innovative commercial space communications as well as military programs that could utilize EMS’s unique antenna technology and increasingly-efficient production processes.
Long-Term Outlook Continues to Improve
“EMS’s second quarter performance speaks to improving economic conditions in our logistics segment and an active military aviation business. I believe that the longer-term outlook for commercial aviation is improving, with many favorable business developments being announced at the recent Farnborough International Airshow. I am also encouraged with the progress that our team is making to control costs, and the intense focus across the Company to find ways that our businesses can work together to win in the marketplace as One EMS,” said Mackay.
“However, we still must overcome substantial hurdles in the near term to achieve our goals. The current markets for commercial aviation and air transport are slow. Budget pressures have introduced additional uncertainty into the timing and quantity of orders for many defense opportunities. Given the effect of these uncertainties, as well as normal business cycle factors such as the effect of the August holidays on European markets, we believe that the third quarter will be very challenging. However, we also believe that on balance the Company is still on pace to meet its earnings guidance for fiscal 2010, with net earnings from continuing operations in the range of $0.75 to $0.90 per share, excluding acquisition-related charges and goodwill impairment and related charges, and assuming an effective income tax rate for the year of 15 percent.”
Non-GAAP Financial Measures
The Company has presented its earnings and earnings per share on a non-GAAP basis, excluding acquisition-related items and professional fees related to a charge for impairment of goodwill. The Company believes that exclusion of these items provides useful information about the results of its ongoing activities that is more comparable to results for prior fiscal periods and that is not subject to volatility arising from the timing and cost of acquisition activity and impairment charges.
Acquisition-related charges in 2009 included typical services required to complete an acquisition, such as legal advice, due diligence and asset valuation, which are now required to be expensed. In addition, in 2010 the Company incurred costs related to determining whether a goodwill impairment loss existed at its reporting units and to determining the amount of the loss at one of its reporting units. The Company has excluded these costs from the non-GAAP financial measures.
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NEWS RELEASE (Continued) Atlanta, GA Aug. 4, 2010
About EMS Technologies, Inc.
EMS Technologies, Inc. (NASDAQ: ELMG) is a leading provider of wireless connectivity solutions over satellite and terrestrial networks. EMS keeps people and systems connected, wherever they are — on land, at sea, in the air or in space. Serving the aeronautical, asset tracking, security, defense, and mobile computing industries, EMS products and services enable universal mobility, visibility and intelligence. EMS has four operating segments:
•	Aviation supplies a broad array of communications terminals and antennas that enable end-users in aircraft and other mobile platforms to communicate over satellite and air-to-ground links; connectivity products, including aeronautical wi-fi communications and data storage, aeronautical voice and tracking, and satellite-based machine-to-machine mobile communications;
•	Defense & Space supplies highly-engineered subsystems for defense electronics and sophisticated satellite applications – from military communications, radar, surveillance and countermeasures to commercial high-definition television, satellite radio, and live TV for innovative airlines;
•	Global Tracking supplies global telematics, security, and force-tracking solutions, and is a pioneer in search and rescue technology. These solutions are used around the world to locate, track and communicate with cargo, personnel and fleets, even in the world’s most remote and hostile places; and
•	LXE is a leading provider of rugged mobile computers and wireless data networks for automatic identification and data capture. LXE’s products currently serve mobile information users at over 7,500 sites worldwide, mainly in distribution centers, warehouses and container ports.
Visit www.ems-t.com for more information.
There will be a conference call at 9:30 AM Eastern time on Aug. 4, 2010, in which the Company’s management will discuss the financial results for the second quarter of 2010. If you would like to participate in this conference, please dial 1-888-674-0222 (international callers dial 1-201-604-0498) approximately 10 minutes before the call is scheduled to begin. A taped replay of the conference call will be available through August 11, 2010 by dialing 1-888-632-8973 and entering the replay code 41126686 followed by the # sign. (International callers use 1-201-499-0429 and enter same replay code.)
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NEWS RELEASE (Continued) Atlanta, GA Aug. 4, 2010
Forward-Looking Statements
Statements contained in this press release regarding the Company’s expectations for its financial results for 2010 and the potential for various businesses and products are forward-looking statements. Actual results could differ materially from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...
•	economic conditions in the U.S. and abroad and their effect on capital spending in our principal markets;
•	difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our results;
•	our successful completion of technological development programs and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors;
•	U.S. defense budget pressures on near-term spending priorities;
•	uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;
•	volatility of foreign currency exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and on the cost structure of the our operations outside the U.S., as well as the potential for realizing foreign exchange gains and losses associated with assets and liabilities denominated in foreign currencies;
•	successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;
•	changes in our consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings, changes in tax laws, including the provisions of the U.S. tax law that have not been extended for 2010, such as the research and development credit, and the extent to which deferred tax assets are considered realizable;
•	successful transition of products from development stages to an efficient manufacturing environment;
•	changes in the rates at which our products are returned for repair or replacement under warranty;
•	customer response to new products and services, and general conditions in our target markets (such as logistics and space-based communications) and whether these responses and conditions develop according to our expectations;
•	the increased potential for asset impairment charges as unfavorable economic or financial market conditions or other developments might affect the estimated fair value of one or more of our business units;
•	the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products;
•	the continued availability of financing for various mobile and high-speed data communications systems;
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NEWS RELEASE (Continued) Atlanta, GA Aug. 4, 2010
•	risk that the unsettled conditions in the credit markets may make it more difficult for some customers to obtain financing and adversely affect their ability to pay, which in turn could have an adverse impact on our business, operating results and financial condition;
•	development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;
•	the demand growth for various mobile and high-speed data communications services;
•	our ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills;
•	our ability to effectively integrate our acquired businesses, products or technologies into our existing businesses and products, and the risk that any such acquired businesses, products or technologies do not perform as expected, are subject to undisclosed or unanticipated liabilities, or are otherwise dilutive to our earnings;
•	the potential effects, on cash and results of discontinued operations, of final resolution of potential liabilities under warranties and representations that we made, and obligations assumed by purchasers, in connection with our dispositions of discontinued operations;
•	the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which we must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule;
•	uncertainties associated with U.S. export controls and the export license process, which restrict our ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce our ability to obtain sales from customers outside the U.S. or to perform contracts with the desired level of efficiency or profitability; and
•	our ability to maintain compliance with the requirements of the Federal Aviation Administration and the Federal Communications Commission, and with other government regulations affecting our products and their production, service and functioning.
Further information concerning relevant factors and risks are identified under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009.
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NEWS RELEASE (Continued) Atlanta, GA Aug. 4, 2010
EMS Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per-share data)
Unaudited

	Three Months Ended		Six Months Ended
	July 3	July 4	July 3	July 4
	2010	2009	2010	2009
Net sales	$88.5	96.9	171.4	189.2
Cost of sales	56.2	64.7	109.4	128.7

Gross profit	32.3	32.2	62.0	60.5
Selling, general and administrative	22.1	23.0	43.8	45.0
Research and development	4.7	4.2	10.1	8.6
Impairment loss on goodwill related charges	—	—	0.4	—
Acquisition-related items	0.3	1.6	0.6	5.5

Operating income	5.2	3.4	7.1	1.4
Interest income and other	0.1	0.1	0.3	0.1
Interest expense	(0.5)	(0.7)	(1.0)	(1.3)
Foreign exchange gain (loss)	0.2	0.2	(0.5)	1.2
Acquisition-related FX adjustment	—	—	—	(1.4)

Earnings before income taxes	5.0	3.0	5.9	—
Income tax (expense) benefit	(1.1)	0.2	(1.4)	0.2

Net earnings	$3.9	3.2	4.5	0.2

Net earnings per share	$0.25	0.21	0.29	0.01

Outstanding shares — diluted	15.2	15.2	15.2	15.2

Supplemental data for continuing operations:
Adjusted EBITDA	$11.1	11.4	18.4	19.4
Adjusted EPS	0.28	0.32	0.35	0.47
Net cash provided by (used in) operating activities	(0.9)	8.1	6.7	22.1
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NEWS RELEASE (Continued) Atlanta, GA Aug. 4, 2010
EMS Technologies, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(In millions)
Unaudited

	July 3	December 31
	2010	2009

Assets
Cash and cash equivalents	$44.8	47.2
Trade accounts receivable	75.7	61.0
Revenue in excess of billings on long-term contracts	19.1	25.3
Inventories	46.3	40.7
Other current assets	19.3	23.3

Current assets	205.2	197.5
Net property, plant and equipment	46.7	47.9
Goodwill	60.3	60.3
Other assets	70.4	68.4

	$382.6	374.1

Liabilities and Shareholders’ Equity
Current installments of long-term debt	$1.5	1.4
Accounts payable	32.1	27.3
Other current liabilities	59.5	70.6

Current liabilities	93.1	99.3
Long-term debt, less current installments	37.6	26.4
Other noncurrent liabilities	12.7	11.3
Shareholders’ equity	239.2	237.1

	$382.6	374.1

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NEWS RELEASE (Continued) Atlanta, GA Aug. 4, 2010
EMS Technologies, Inc. and Subsidiaries
Segment Data
(In millions)
Unaudited

	Three Months Ended		Six Months Ended
	July 3	July 4	July 3	July 4
	2010	2009	2010	2009
Net sales
Aviation	$25.3	33.4	51.5	67.9
LXE	36.4	29.8	66.9	53.8
Defense & Space	16.8	25.2	33.4	52.1
Global Tracking	10.5	8.5	20.4	15.4
Less intercompany sales	(0.5)	—	(0.8)	—

Total	$88.5	96.9	171.4	189.2

Operating income (loss)
Aviation	$1.8	3.8	2.1	8.9
LXE	2.1	0.2	3.0	(4.8)
Defense & Space	1.7	2.3	2.6	5.2
Global Tracking	0.7	—	0.8	(0.8)
Corporate & Other	(0.8)	(1.3)	(0.4)	(1.6)
Impairment loss and related charges	—	—	(0.4)	—
Acquisition-related items	(0.3)	(1.6)	(0.6)	(5.5)

Total	$5.2	3.4	7.1	1.4

Adjusted EBITDA
Aviation	$3.7	6.2	5.8	13.8
LXE	3.1	1.0	4.7	(3.0)
Defense & Space	2.6	3.2	4.4	7.0
Global Tracking	1.8	1.6	2.8	1.7
Corporate & Other	(0.1)	(0.6)	0.7	(0.1)

Total	$11.1	11.4	18.4	19.4

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NEWS RELEASE (Continued) Atlanta, GA Aug. 4, 2010
This press release contains information regarding our net earnings and earnings per share, excluding impairment loss related charges, acquisition-related items, and an acquisition-related foreign exchange adjustment, and earnings before interest expense, income taxes, depreciation and amortization and excluding stock-based compensation, impairment loss related charges, the acquisition-related items and acquisition-related foreign exchange adjustment (“Adjusted EBITDA”). The Company believes that earnings that are based on these non-GAAP financial measures provide useful information to investors, lenders and financial analysts because (i) these measures are more comparable with the results for prior fiscal periods, and (ii) by excluding the potential volatility related to the timing and extent of non-operating activities, such as acquisitions or revisions of the estimated value of post-closing earn-outs, such results provide a useful means of evaluating the success of the Company’s ongoing operating activities.  Also, the Company uses this information, together with other appropriate metrics, to set goals for and measure the performance of its operating businesses, to determine management’s incentive compensation, and to assess the Company’s compliance with debt covenants. Management further considers Adjusted EBITDA an important indicator of operational strengths and performance of its businesses. EBITDA measures are used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and evaluate performance. Management believes that Adjusted EBITDA facilitates comparisons of our results of operations with those of companies having different capital structures. In addition, a measure similar to Adjusted EBITDA is a component of our bank lending agreement, which requires certain levels of Adjusted EBITDA to be achieved by the Company. This information should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with GAAP. In addition, because EBITDA and adjustments to EBITDA are not determined consistently by all entities, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.
Following is a reconciliation of our net earnings and earnings per share to the non-GAAP financial measures that exclude impairment loss related charges, acquisition-related items and an acquisition-related foreign exchange adjustment for the second quarter and first six months of 2010 and 2009 (in millions, except per share data — unaudited):

	Three Months Ended				Six Months Ended
	July 3, 2010		July 4, 2009		July 3, 2010		July 4, 2009
	Net	Earnings	Net	Earnings	Net	Earnings	Net	Earnings
	earnings	per share	earnings	per share	earnings	per share	earnings	per share

As reported	$3.9	0.25	3.2	0.21	4.5	0.29	0.2	0.01
Impairment loss and related charges, net of tax	—	—	—	—	0.2	0.02	—	—
Acquisition-related items	0.3	0.03	1.6	0.11	0.6	0.04	5.5	0.37
Acquisition-related foreign exchange adjustment	—	—	—	—	—	—	1.4	0.09

As adjusted	$4.2	0.28	4.8	0.32	5.3	0.35	7.1	0.47

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NEWS RELEASE (Continued) Atlanta, GA Aug. 4, 2010
Following is a reconciliation of net earnings to Adjusted EBITDA and earnings (loss) before income taxes to Adjusted EBITDA by segment, for the three months and six months ended July 3, 2010 and July 4, 2009 (in millions — unaudited):

					Corp &
	Aviation	LXE	D&S	GT	Other	Total
Three Months Ended July 3, 2010

Net earnings						$3.9
Income tax expense						1.1

Earnings (loss) before income taxes	$1.9	2.0	1.7	0.9	(1.5)	5.0
Interest expense	—	—	—	—	0.5	0.5
Depreciation and amortization	1.7	1.0	0.8	0.9	0.4	4.8
Stock-based compensation	0.1	0.1	0.1	—	0.2	0.5
Acquisition-related items	—	—	—	—	0.3	0.3

Adjusted EBITDA	3.7	3.1	2.6	1.8	(0.1)	11.1

Six Months Ended July 3, 2010

Net earnings						$4.5
Income tax expense						1.4

Earnings (loss) before income taxes	$1.8	2.8	2.6	0.9	(2.2)	5.9
Interest expense	—	—	—	—	1.0	1.0
Depreciation and amortization	3.9	1.8	1.7	1.9	0.5	9.8
Impairment loss on goodwill related charges	—	—	—	—	0.4	0.4
Stock-based compensation	0.1	0.1	0.1	—	0.4	0.7
Acquisition-related items	—	—	—	—	0.6	0.6

Adjusted EBITDA	5.8	4.7	4.4	2.8	0.7	18.4

Three Months Ended July 4, 2009

Net earnings						$3.2
Income tax benefit						(0.2)

Earnings (loss) before income taxes	$4.0	—	2.3	0.2	(3.5)	3.0
Interest expense	—	0.1	—	—	0.6	0.7
Depreciation and amortization	2.1	0.9	0.9	1.4	0.3	5.6
Stock-based compensation	0.1	—	—	—	0.4	0.5
Acquisition-related items	—	—	—	—	1.6	1.6

Adjusted EBITDA	6.2	1.0	3.2	1.6	(0.6)	11.4

Six Months Ended July 4, 2009

Net earnings						$0.2
Income tax benefit						(0.2)

Earnings (loss) before income taxes	$9.6	(5.2)	5.2	(0.2)	(9.4)	—
Interest expense	0.1	0.1	—	—	1.1	1.3
Depreciation and amortization	4.0	2.0	1.7	1.9	0.6	10.2
Stock-based compensation	0.1	0.1	0.1	—	0.7	1.0
Acquisition-related items	—	—	—	—	5.5	5.5
Acquisition-related foreign exchange adjustment	—	—	—	—	1.4	1.4

Adjusted EBITDA	13.8	(3.0)	7.0	1.7	(0.1)	19.4

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NEWS RELEASE (Continued) Atlanta, GA Aug. 4, 2010

For further information please contact:	Gary B. Shell Chief Financial Officer (770) 729-6512
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